Exhibit 99.1

CELSIUS HOLDINGS REPORTS INCREASED REVENUE

                DELRAY BEACH, Fla., May 6—Celsius Holdings, Inc. (OTC BB: CSUH.OB) today reported revenue of $971,000 for the three months ended March 31, 2009 versus $533,000 for the same period in the previous year, an increase of 82.1 percent.  The company recorded a net loss of $1.2 million; same as for the same period last year, or $0.01 per basic and diluted share.

Mr. Stephen C. Haley, chairman and CEO said: “We continue to see improved sales from most parts of the country, especially in our focus areas. We added several key retailers and distributors this quarter and the reorders from established customers continue to increase. Gross margins remain in the 44% range.”

Mr. Haley continued: “We increased our marketing investment to build the brand with most of the increase targeted into areas where we have the widest distribution. While increasing the marketing investment, we reduced our G & A expenses year over year. We will continue our efforts to keep overhead low in order to put available capital into marketing.”

The company's quarterly conference call is scheduled for 4:30 p.m. ET Thursday, May 7. The call may be accessed through live webcast links on the company's internet home page, http://www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCBB:CSUH.OB) markets Celsius®, the original, great-tasting calorie burner backed by science through its wholly owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing a healthier, daily refreshment through science and innovation. Information about Celsius Holdings, Inc. is available on our website. More information about Celsius, the original, great-tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
	2009	2008
ASSETS
Current assets	$3,601,359	$1,750,576
Long-term note receivable	250,000	250,000
Other long-term assets	192,714	202,193
Total Assets	$4,044,073	$2,202,769

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities, other	$1,052,007	$733,537
Current liabilities, related parties	1,355,612	120,000
Convertible note payable, net of debt discount	574,234	562,570
Other long term liabilities	177,625	775,435
Total Liabilities	3,159,478	2,191,542

Stockholders’ Equity	884,595	11,227
Total Liabilities and Stockholders’ Equity	$4,044,073	$2,202,769

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended March 31,
	2009	2008

Net revenue	$971,411	$533,382
Cost of revenue	544,524	298,895
Gross profit	426,887	234,487

Selling and marketing expenses	1,221,045	848,216
General and administrative expenses	354,775	464,905
Loss from operations	(1,148,933)	(1,078,634)

Interest expense	28,997	103,210
Net loss	$(1,177,930)	$(1,181,844)

Weighted average shares outstanding -
basic and diluted	148,865,133	108,256,631
Loss per share - basic and diluted	$(0.01)	$(0.01)

Contact Info:
Kim Morgan (561) 750-9800 x233 or kmorgan@transmediagroup.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com